EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RUSS BERRIE AND COMPANY, INC.

COMPANY NAME	JURISDICTION OF ORGANIZATION
Russ Berrie and Company, Inc.	New Jersey
Russ Berrie U.S. Gift, Inc.	Delaware
Russ Berrie & Co. (West), Inc.	California
Russ Berrie and Company Investments, Inc.	New Jersey
Russ Berrie and Company Properties, Inc.	New Jersey
BOA Done, Inc. (inactive)	West Virginia
Amram’s Distributing Ltd.	Canada
Russplus, Inc.	New Jersey
P/F Done, Inc. (inactive)	Pennsylvania
Fluf N’ Stuf, Inc. (inactive)	Pennsylvania
RBTACQ, Inc. (inactive)	Ohio
RBCACQ, Inc. (inactive)	California
Sassy, Inc.	Illinois
Kids Line, LLC	Delaware
Kids Line Australia Pty Ltd.	Victoria, Australia
Tri Russ International (Hong Kong) Limited	Hong Kong
Russ Consulting Service (Shenzhen) Co., Ltd.	People’s Republic of China
Russ Berrie (U.K.) Limited	England
Russ Berrie (Holdings) Limited	England
Russ Berrie España, S.L.	Spain
Russ Berrie (Deutschland) GmbH	Germany
Russ Berrie (Österreich) GmbH	Austria
Russ Berrie France S.A.R.L.	France
Russ Berrie (Benelux) B.V.	Holland
Russ Berrie (Ireland) Limited	Ireland
Russ Australia Pty Limited	New South Wales, Australia